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Exhibit 11

Western Reserve Bancorp, Inc.
Consolidated Earnings per Share

                                          Three months ended June 30,    Six months ended June 30,
                                            2004               2003        2004             2003
                                          ---------          --------    ---------       ---------
Numerator:
     Net income                           $ 208,747          $ 94,527    $ 345,186       $ 229,578

Denominator:
     Denominator for basic earnings per
         share--weighted-average shares     388,054           388,052      388,053         388,052

     Effect of dilutive securities:
         Nonqualified stock options          11,504             9,291       10,398           9,291
                                          ---------          --------    ---------       ---------
     Denominator for diluted earnings
         per share                          399,558           397,343      398,451         397,343
                                          =========          ========    =========       =========

Basic earnings per share                  $    0.54          $   0.24    $    0.89       $    0.59
                                          =========          ========    =========       =========

Diluted earnings per share                $    0.52          $   0.24    $    0.87       $    0.58
                                          =========          ========    =========       =========

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